Cat. No. 162850 X04525_National Structured Capital Strategies® PLUS 2021 SCS App 02 PL Equitable Distributors, LLC Page 1 of 8 PLEASE PRINT

1. Contract Series and Type A. Contract Series ïƒ¾ï Series B ($25,000 minimum contribution)

B. Choose a Contract Type. Non-Qualified Inherited IRA BCO (Direct Transfer of Decedent IRA) Traditional IRA Inherited Roth IRA BCO (Direct Transfer of Decedent Roth IRA) Roth IRA Inherited NQ (1035 Exchange of Decedent NQ) SEP IRA Non-Spousal Beneficiary of QP (Direct Rollover to an Inherited IRA BCO) Qualified Plan Defined Contribution (DC) Non-Spousal Beneficiary of QP (Direct Rollover to an Inherited Roth IRA BCO) Qualified Plan Defined Benefit (DB) 2. Total Initial Contribution(s) Initial Contribution $ (Minimum: $25,000) Estimated Value Required In Case of Transfer Specify Method(s) of Payment: Check or Wire (make check payable to: Equitable) Rollover (IRA, Roth IRA or SEP IRA)

1035 Exchange (NQ, Inherited NQ) IRA Regular Contribution for the year 20__ (IRA or Roth IRA) CD or Mutual Funds Proceeds (NQ) Employer Contribution to SEP IRA (Employee contributions not permitted) Direct Transfer (IRA, Roth IRA or SEP IRA) Direct Rollover (Non-Spousal Beneficiary QP to Inherited IRA BCO) Direct Rollover (Non-Spousal Beneficiary QP to Inherited Roth IRA BCO) Registered Representative/Client will request funds

(Equitable’s assistance in collecting funds not required.) (IRA or Roth IRA)

3. Account Registration (Must be a legal resident of U.S. or U.S. territories)

(Check one)

Individual UGMA/UTMA (Child’s SSN )

The Owner types below require additional form(s). See the New Business Form Booklet for more information.

Trust Qualified Plan Trust (DC/DB) Other Non-Natural Owner Custodian (IRA/ROTH)

Beneficiary of Deceased IRA Owner Non-Spousal Beneficiary of Deceased QP Participant A. Owner Male Female Date of Birth (MM/DD/YYYY) Daytime Phone # Owner Name (First) (Middle Initial) (Last) Employer Name (for SEP IRA contracts only) Owner Taxpayer Identification Number (Check one) SSN EIN ITIN Required Required Required Equitable Financial Life Insurance Company STRUCTURED CAPITAL STRATEGIES® PLUS Application for an Individual Variable and Index Linked Deferred Annuity For Assistance, please call 888-517-9900 www.equitable.com Regular Mail: Equitable Retirement Service Solutions PO Box 1424 Charlotte, NC 28201-1424 Express Mail: Equitable Retirement Service Solutions 8501 IBM Dr Ste 150-IR Charlotte NC 28262 Home Office: 1290 Avenue of the Americas, New York, NY 10104

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Structured Capital Strategies® PLUS 2021 SCS App 02 PL Page 2 of 8 X04525_National

3. Account Registration (cont’d)

A. Owner (cont’d) U.S. Primary Resident Address only – No P.O. Box City State Zip Code If your Mailing Address is different from the Primary Residential Address above, please provide your Mailing Address in Section 12. Email Address B. PATRIOT Act Information Owner must complete this section. If the owner is not an individual, the annuitant must complete this section. U.S. Citizen Yes No If no, check either: U.S. Visa (Complete below) or Permanent Resident (Green Card) (Copy of document required)

U.S. Visa Type (if applicable)

C. Joint Owner (Must be a legal resident of U.S. or U.S. territories) NQ Only Male Female Date of Birth (MM/DD/YYYY) Daytime Phone #

Name (First) (Middle Initial) (Last) Relationship to Owner (Check one) Spouse Other Taxpayer Identification Number (Check one) SSN ITIN U.S. Primary Resident Address only – No P.O. Box City State Zip Code Email Address Joint Owner Form of Identification (Check one) Valid Driver’s License Passport State Issued ID Identification Number Exp. Date (MM/DD/YYYY) D. Annuitant (Required if other than Owner.) Annuitant must complete the PATRIOT Act Information section 3B on the previous page if the owner is NOT an individual. Male Female Date of Birth (MM/DD/YYYY) Daytime Phone #

Name (First) (Middle Initial) (Last) Taxpayer Identification Number (Check one) SSN ITIN U.S. Primary Residential Address only – No P.O. Box City State Zip Code E. Joint Annuitant Male Female Date of Birth (MM/DD/YYYY) Daytime Phone # Name (First) (Middle Initial) (Last) Taxpayer Identification Number (Check one) SSN ITIN U.S. Primary Residential Address only – No P.O. Box City State Zip Code Required Required Only complete this section if this is a NQ 1035 Exchange of a contract with existing joint annuitants who are spouses.

4. Beneficiary(ies) (Please use Special Instructions Section for Additional Beneficiaries.)

R Enter the beneficiaries full name below. Unless otherwise indicated, proceeds will be divided equally. E q A. Primary U I 1. % 1 Primary Beneficiary Name Relationship to Owner R E SSN EIN ITIN D Date of Birth (MM/DD/YYYY) Address Phone # 2. % 1 Primary Beneficiary Name Relationship to Owner SSN EIN ITIN Date of Birth (MM/DD/YYYY) Address Phone # B. Contingent 1. % 1 Contingent Beneficiary Name Relationship to Owner SSN EIN ITIN Date of Birth (MM/DD/YYYY) Address Phone # 2. % 1 Contingent Beneficiary Name Relationship to Owner SSN EIN ITIN Date of Birth (MM/DD/YYYY) Address Phone # 1 Enter the relationship to the annuitant when the Owner is not an Individual. 5. Death Benefit Election    Optional This optional rider is purchased for an additional charge. You should read the prospectus and any applicable supplements, as well as the disclosure on page 7 of this application for more complete information including restrictions, charges and other information that applies to this feature before making a selection. • Return of Premium Death Benefit is declined unless you check the box below. Return of Premium Death Benefit (Owner/Joint Owners issue ages 0-75 only. Not available for non-spousal Joint Owners and a Non-Natural Owner with Joint Annuitants.) 6. Segment Performance Cap Rate Hold R This option may only be elected at the time of application. You should read the prospectus, disclosure below and on page 6 E and applicable supplements for more complete information including the limitations, restrictions and other information that q apply to this option before making an election. U I Yes, I wish to elect the Segment Performance Cap Rate Hold and invest in segments based on the rates as of the R Application Received Date. The rates will be applied to all segments starting on or before the Rate Hold Expiration Date, which D E is the segment start date on or immediately following 30 days after the Application Received Date. OR No, I do not wish to elect the Segment Performance Cap Rate Hold and I understand that I will be invested in segments based on current rates as of the segment start date. • I understand that the secured Performance Cap Rate that will be applied to any amount that is invested in a Segment on or before the Rate Hold Expiration Date may be lower than the Performance Cap Rate otherwise in effect on any Segment Start Date during that period, and therefore electing the Segment Performance Cap Rate Hold does not guarantee me a higher Performance Cap Rate than the Performance Cap Rate that would have otherwise been applied to my investment in a Segment had I not elected the Segment Performance Cap Rate Hold. X04525_National Structured Capital Strategies® PLUS 2021 SCS App 02 PL Page 3 of 8

6. Segment Performance Cap Rate Hold (cont’d) • The Segment Performance Cap Rate Hold does not begin until the Application Received Date, and therefore it is possible that the secured Segment Performance Cap Rate applicable to investment in a Segment may be lower than the Performance Cap Rate in effect on the date that I sign this application. •Any investment in a Segment that I make after the Rate Hold Expiration Date will not receive the secured Segment Performance Cap Rate. If my application is incomplete when submitted, it may take additional time for my application to be finalized and for certain investment to a Segment to be received by Equitable; in such situations I understand that the Rate Hold Expiration Date is not extended and therefore it may be more likely that those investments in a Segment do not receive the Segment Performance Cap Rate Hold. • Dollar Cap Averaging in Section 7 is not available if the Segment Performance Cap Rate Hold is elected 7. Dollar Cap Averaging (DCA)    Optional (Not available if “Yes” elected for Segment Performance Cap Rate Hold in Section 6) Check box for one time period.    3 months 6 months By checking one of the two boxes above, I acknowledge that: •• 100% The initial of the DCA initial transfer contribution will occur will on be the allocated Segment to Dollar Start Date Cap Averaging. following the contract date, unless the Segment Start Date is • The the same initial as DCA the transfer contract will date, be the then Segment the initial Start transfer Date will (SSD) occur on or on immediately the contract following date. establishing the DCA program. Each • You subsequent must complete DCA transfer Section will 8A occur below. on the Section SSD 8B on is or not immediately available following if Dollar Cap the monthiversary Averaging is elected. of the initial DCA transfer. • The Dollar Cap Averaging account invests in the EQ/Money Market fund. • The funds will be systematically transferred monthly from the DCA account into Segment Type Holding Accounts and will be transferred to the Segment(s) on the Segment Start Date if all the Segment Participation Requirements are met. 8. Investment Selection R E • You must allocate your initial contribution to the Structured Investment Option in Section 8A and/or the Variable Investment Option in Section 8B. q • All future contributions will be allocated according to the percentages below unless indicated otherwise. U • If you elected Dollar Cap Averaging in Section 7, your initial contribution will be allocated 100% to the Dollar CapAveraging I EQ/Money Market and the Dollar CapAveraging transfers will be allocated according to your allocation instructions provided R below. The initial DCA transfer will occur on the Segment Start Date following the contract date, unless the Segment Start E Date is the same as the contract date, then the initial transfer will occur on the contract date. D 8A. Structured Investment Option: Segment Selection (Please use whole percentages) If you elect any of the Segment Types listed below, once amounts are received, they will be first placed in a Segment Type Holding Account until your Segment(s) becomes available on the Segment Start Date. At that time, your funds will be allocated per your selection(s) below provided that all Segment Participation Requirements specified in the Contract are met. Contribution Contribution Segment Type Allocation % Segment Type Allocation % Standard Segments Step Up Segments S&P 500 Standard [1 ]Year -[10]% Buffer % S&P 500 Step Up [1] Year -[10]% Buffer % S&P 500 Standard [1] Year -[15]% Buffer % Russell 2000 Step Up [1] Year -[10]% Buffer % Russell 2000 Standard [1] Year -[10]% Buffer % % MSCI EAFE Step Up [1 ]Year -[10]% Buffer % MSCI EAFE Standard [1 ]Year -[10]% Buffer NASDAQ 100 Standard [1 ]Year -[10]% Buffer % Annual Lock Segments MSCI EM Standard [1 ]Year -[10]% Buffer % % S&P 500 Annual Lock [6] Year -[10]% Buffer % EURO STOXX 50 Standard [1] Year -[10]% Buffer Russell 2000 Annual Lock [6]Year -[10]% Buffer % S&P 500 Standard [6] Year -[10]% Buffer % MSCI EAFE Annual Lock[ 6]Year -[10]% Buffer % S&P 500 Standard [6] Year -[15]% Buffer % S&P 500 Standard [6] Year -[20]% Buffer % Dual Direction Segments Russell 2000 Standard [6] Year -[10]% Buffer % S&P 500 Dual Direction[ 6] Year -[10]% Buffer % Russell 2000 Standard [6 ]Year -[15]% Buffer % S&P 500 Dual Direction[ 6] Year -[15]% Buffer % Russell 2000 Standard [6] Year -[20]% Buffer % S&P 500 Dual Direction [6 ]Year -[20]% Buffer % MSCI EAFE Standard[ 6] Year -[10]% Buffer % MSCI EAFE Standard [6] Year -[15]% Buffer % Enhanced Upside Segments MSCI EAFE Standard[ 6] Year -[20]% Buffer % S&P 500 Enhanced Upside [110]%[ 6] Yr -[10]% Buffer % Nasdaq 100 Standard [6] Year -[10]% Buffer % S&P 500 Enhanced Upside [110]% [6 ]Yr -[15]% Buffer % Nasdaq 100 Standard [6] Year -[15]% Buffer % % S&P 500 Enhanced Upside[125]% [6] Yr -[10]% Buffer % Nasdaq 100 Standard[ 6] Year -[20]% Buffer S&P 500 Enhanced Upside [125]% [6 ]Yr -[15]% Buffer % X04525_National Structured Capital Strategies® PLUS 2021 SCS App 02 PL Page 4 of 8

8B. Variable Investment Option    (Please use whole percentages) EQ/Money Market % 8C. Contribution Allocation Total Structured Investment Option Total % + Variable Investment Option Total % =    100% 9. Broker Transfer Authority Disclosure Yes. I have granted authority to each of my Registered Representative(s), which are listed below, to act as my agent and provide to Equitable Investment Option transfer instructions in writing, by telephone or electronically, and I hereby authorize and direct Equitable to act on such instructions. I understand and acknowledge that Equitable (i) may rely in good faith on the stated identity of the person(s) placing such instructions, and (ii) will have no liability for any claim, loss, liability, or expense that may arise in connection with such instructions. Equitable will continue to act upon this authorization until such time as we receive written notification in our Processing Office that broker transfer authority has been terminated. Upon receipt of such notification, Equitable will terminate the Registered Representative ability to provide transfer instructions on your behalf. Equitable may (i) change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior notice, and (ii) restrict fax, internet, telephone and other electronic transfer services because of disruptive transfer activity. 10. Current Insurance BOTH questions in the Owner Response and the Registered Representative Response columns must be completed and match for the contract to be issued. R Registered Representative E Replacement Questions Owner Response Response q U 1. Do you have any other existing life insurance or annuities? Yes No Yes No I (If yes, a Requirements Questionnaire (which is Equitable’s state R E replacement form) is required even if you answer no for question 2) D 2. withdrawn Will any existing from, life loaned insurance against, or changed annuity be or (or otherwise has it been) reduced surrendered, in value, Yes No Yes No or applied replaced for will in connection be issued on with the this life transaction of the Owner? assuming the Contract Questionnaire, (If yes, complete (which the following is Equitable’s below state and replacement submit a Requirements form), if required.) Please list the contract(s) below that will be used to fund this new Equitable contract COMPANY TYPE OF PLAN YEAR ISSUED CONTRACT NO. COMPANY TYPE OF PLAN YEAR ISSUED CONTRACT NO. COMPANY TYPE OF PLAN YEAR ISSUED CONTRACT NO. 11. Fraud Warnings Alabama/Arkansas/Louisiana/New Mexico/Rhode Island/West Virginia: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. • Colorado/District of Columbia/Kentucky/ Maine/Tennessee/Washington: WARNING: It is a crime to knowingly provide false, incomplete, or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines or a denial of insurance benefits. • Oklahoma: Any person who knowingly and with intent to injure, defraud or deceive an insurer, files a statement of claim containing any false, incomplete, or misleading information is guilty of a felony. • Ohio: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud. • Vermont: Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law. • All other states: Any person who knowingly and with the intent to defraud any insurance company or other person files an application for insurance or a statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime, and subjects such person to criminal and civil penalties. 12. Special Instructions Attach a separate sheet if additional space is needed. For Owners whose Mailing Address differs from their Primary Residential Address in Section 3, please complete the following: Mailing Address — P.O. Box accepted City State Zip Code X04525_National Structured Capital Strategies® PLUS 2021 SCS App 02 PL Page 5 of 8

13. Electronic Delivery contract, I authorize contract Equitable endorsements, to send all annuity documents statements, regarding confirmation my contract notices, to me electronically. privacy policy, This prospectuses means that and my all other notices regarding my contract will be sent to me electronically. My email address is1: This authorization will continue unless and until revoked and means that Equitable will send an email or notice to me when documents are available on Equitable’s website. Please logon to equitable.com to update your email address, revoke your authorization for electronic delivery or request paper copies. Certain types of correspondence may continue to be delivered by the United States Postal Service for compliance reasons. To receive and view such documents electronically, I understand I must register (with a user name and password) for online account access with Equitable. Upon issuance of your contract you will receive an email providing a temporary password and instructions to register for online account access. Through this online account you can view, download or save statements and other documents to your home computer. If the email provided is not a valid address, you will receive paper versions of your statements and other contract related documents. When you agree to do transactions electronically on equitable.com, you agree to the disclosures, terms and requirements pertaining to electronic transactions set forth on the website. 1 Non-natural owners (such as trusts): please provide the email address of the authorized signatory. 14. Signature and Acknowledgements GENERAL DISCLOSURE. BY SIGNING BELOW, I / WE UNDERSTAND AND R ACKNOWLEDGE THAT: E • Account value(s) attributable to allocations to the investment options, and any variable annuity benefit payments q I may elect, may increase or decrease and are not guaranteed as to dollar amount. U • Amounts I allocate to any of the Segment Types will first be allocated to the applicable Segment Type Holding Account, I with the exception of (i) maturing Segments for which the allocation instructions on file are to allocate directly to another R Segment; or (ii) amounts that I allocate to a Segment Type on a Segment Start Date (and which are received or held by E Equitable on the Segment Start Date), which will be allocated directly to the selected Segment. D • Each Segment in the Structured Investment Option provides a rate of return tied to the performance of a specified index. The Segments are not index funds and do not invest in underlying mutual funds that hold investments tracked by a specified index. • The Annual Lock Performance Cap Rate does not change during the duration of the Annual Lock Segment. The Annual Lock Segment performance may be different than that of the other segments of similar duration or that track similar indices. • The Segment Rate of Return for Segments using one Segment Option may differ from Segments using different Segment Options even though the Segments have similar durations and/or track similar indices. In addition, because of the way the Segment Rate of Return is calculated for Step Up and Dual Direction Segments, I understand that in certain circumstances a very small difference in the Index Performance Rate can result in a much larger difference in the Segment Rate of Return for those Segments. • For Enhanced Upside Segments, the Segment Rate of Return—inclusive of any application of the Enhanced Upside Rate—is always subject to, and thus limited by, the Performance Cap Rate. This means that even if the Index Performance Rate multiplied by the Enhanced Upside Rate is greater than the Performance Cap Rate, the Segment Rate of Return will equal the Performance Cap Rate. • The prospectus and applicable supplements contain more complete information including the limitations, restrictions and conditions that apply to the Contract. • Amounts withdrawn from the Contract may be subject to a withdrawal charge. • In the case of IRAs and Qualified Plans, by signing this application I acknowledge that I am buying the Contract for its features and benefits other than tax deferral. IRAs and Qualified Plans derive tax deferral from the Internal Revenue Code and therefore the tax deferral feature of the Contract does not provide additional benefits. • Under penalty of perjury, I certify that all the Taxpayer Identification Numbers in Sections 3 and 4 are correct. • All information and statements furnished in this application are true and complete to the best of my knowledge and belief. • Equitable may accept amendments to this application provided by me or under my authority. • No Registered Representative has the authority to make or modify any Contract on behalf of Equitable, or to waive or alter any of Equitable’s rights and regulations. Equitable must agree to any change made to the Contract, or to the age at issue, in writing signed by an officer of the company. • Structured Capital Strategies® PLUS is not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to such product or any index on which such product is based. The prospectus contains a more detailed description of the limited relationship that MSCI has with Equitable and any related products. • The S&P 500® Price Return Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Equitable. The Structured Capital Strategies® PLUS contract is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Structured Capital Strategies® PLUS contract. X04525_National Structured Capital Strategies® PLUS 2021 SCS App 02 PL Page 6 of 8

14. Signature and Acknowledgements (cont’d) R E OPTIONAL BENEFIT DISCLOSURE. I/WE UNDERSTAND AND ACKNOWLEDGE THAT: q • There is an additional charge if the Return of Premium Death Benefit (“ROP DB”) is elected. U • The ROP DB cannot be terminated once it is elected. R I • The ROP DB does not provide an Annuity Account Value or Cash Value and cannot be withdrawn. • If I/We elect the ROP DB, the maximum age I/We may make contributions to the Contract will be through age 75 (or first E Contract Date Anniversary if later) of the older of the original Owner or Annuitant. D • Withdrawals under the Contract may reduce my ROP DB. • The ROP DB may be of limited use if required minimum distributions apply, now or in the future, to my Contract because withdrawals that are made from this Contract to meet the required amount may significantly reduce the benefit. • For jointly owned Contracts, the ROP DB is payable upon the death of the surviving Joint Owner provided the Joint Owners are married at issuance of the contract and continue to be married upon the death of the first Joint Owner. • If the Joint Owners divorce, Equitable must be notified using a form acceptable to us of the change in marital status and of the designation of the single Owner of the contract before we will remove the joint measuring life. The notice must be signed by both Joint Owners and must be received by Equitable while both Joint Owners are alive in order for the ROP DB to be payable upon the death of the single Owner. I/We understand that if Equitable is not notified using a form acceptable to us before the death of either former spouse and signed by both Joint Owners, then the Cash Value, not the ROP DB, will be payable and the fees for the ROP DB will not be returned. • If I/We change the Owner of the Contract, the original Owner will remain as the measuring life for the ROP DB. I/We understand that if the new Owner dies before the original Owner, the Cash Value under the Contract is payable. The ROP DB is not payable if the original Owner is still alive at the time of the new Owner’s death. Prospectus Information: I acknowledge that I have received the most current prospectus and supplements, for the Structured Capital Strategies® PLUS. After reviewing my financial information and goals with my Registered Representative, I believe that this Contract will meet my financial goals.) CONSENT FOR DELIVERY OF INITIAL PROSPECTUS ON CD-ROM Yes. By checking this box and signing the application below, I acknowledge that I received the initial prospectus on computer readable compact disk ‘CD’’, and that my computer has a CD drive and I am able to accessthe CD information. In order to retain the prospectus indefinitely, I understand that I must print or download it. I also understand that I may request a prospectus in paper format at any time by calling Customer Service at 877-899-3743, and that all subsequent prospectus updates and supplements will be provided to me in paper format, unless I enroll in Equitable’s Electronic Delivery Service. CONTRACT STATE: We will issue and deliver a contract to you based upon your state of primary residence. If you sign the application in a state other than your primary residence state: I certify that either: I have a second residence where the application was signed (the state of sale)or I work or maintain a business in the state where the application was signed (the state of sale). (Check one) When you sign this application, you are agreeing to the elections that you have made in this application and acknowledge that you have read and understand the information. R X E Owner Signature City, State Date (MM/DD/YYYY) q U I X R Joint Owner Signature City, State Date (MM/DD/YYYY) E D X Annuitant’s Signature (if other than Owner) City, State Date (MM/DD/YYYY) X Joint Annuitant’s Signature (if other than Owner) City, State Date (MM/DD/YYYY) X04525_National Structured Capital Strategies® PLUS 2021 SCS App 02 PL Page 7 of 8

15. Registered Representative Information R A. Did you (i) verify the identity by reviewing the driver’s license/passport of the Owner, or in the case E of an entity owner, obtain documentary evidence of entity’s existence (e.g. articles of incorporation, q trust agreement, etc.), and (ii) inquire about the source of the customer’s assets and income? Yes No U B. Is the Proposed Owner/Annuitant, or is their family member or close associate, a government, I political official or foreign military official? Yes No R E If “Yes”, please provide explanation of position and relationship D C. Is the Proposed Owner/Annuitant currently an Active Duty* Member of the Armed Forces? Yes No (If Yes, you must also submit a completed and signed LIFE INSURANCE/ANNUITY DISCLOSURE TO ACTIVE DUTY MEMBERS OF THE ARMED FORCES). * Active Duty means full-time duty in active military service of the United States and includes members of the reserve component (National Guard and Reserve) while serving under published orders for active duty or full-time training. It does not include members of the reserve component who are performing active duty or active duty for training under military calls or orders specifying periods of less than 31 calendar days. D. NORTH CAROLINA ONLY: I certify that I have truly and accurately recorded on the application the information provided by the Proposed Owner. Yes No X ELAS Primary Registered Representative Signature Social Security Number Rep Code % Print Name Phone Number Client Account Number Email Address Rep Location X Registered Representative Signature Social Security Number Rep Code % Print Name Phone Number Registered Representative Use Only. Contact your home office for option information. Option I    Option II    Option III Once selected, option cannot be changed Structured Capital Strategies Cat. No. 162850 ® PLUS X04525_National 2021 SCS App 02 PL Page 8 of 8